AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2013

INVESTMENT COMPANY ACT FILE NO. 811-21274

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-2

REGISTRATION STATEMENT

UNDER
THE INVESTMENT COMPANY ACT OF 1940	☐
AMENDMENT NO. 2	☒

Grosvenor Registered Multi-Strategy Master Fund, LLC

(Exact name of Registrant as specified in charter)

900 North Michigan Avenue

Suite 1100

Chicago, IL 60611

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (312) 506-6695

Scott J. Lederman

Grosvenor Registered Multi-Strategy Funds

900 North Michigan Avenue

Suite 1100

Chicago, IL 60611

(Name and address of agent for service)

PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

George J. Zornada

K&L Gates LLP

One Lincoln Street

Boston, Massachusetts 02111

EXPLANATORY NOTE

This Amendment No. 2 of the Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (“1940 Act”). However, securities issued by the Registrant have not been and are not being registered under the Securities Act of 1933, as amended (“Securities Act”). The Registrant intends that such securities will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the Securities Act and the regulations thereunder. Investments in the Registrant’s securities may be made only by U.S. and foreign investment companies or other investment vehicles that are “accredited investors” within the meaning of Regulation D under the Securities Act or that the Registrant determines are eligible to invest in accordance with Regulation D under the Securities Act. The Registrant may decline to accept any investment in its discretion. This Registration Statement does not by itself constitute an offer to sell, or the solicitation of an offer to buy, any securities of or other interest in the Registrant.

GROSVENOR REGISTERED MULTI-STRATEGY MASTER FUND, LLC

CROSS REFERENCE SHEET

PARTS A AND B

ITEM NUMBER	CAPTION	LOCATION IN REGISTRATION STATEMENT

1.	Outside Front Cover	Not Applicable

2.	Inside Front and Outside Back Cover Page	Not Applicable

3.	Fee Table and Synopsis	Fee Table and Synopsis

4.	Financial Highlights	Not Applicable

5.	Plan of Distribution	Not Applicable

6.	Selling Shareholders	Not Applicable

7.	Use of Proceeds	Not Applicable

8.	General Description of the Registrant	General Description of the Registrant

9.	Management	Management

10.	Capital Stock, Long-Term Debt, and Other Securities	Capital Stock, Long-Term Debt, and Other Securities

11.	Defaults and Arrears on Senior Securities	Defaults and Arrears on Senior Securities

12.	Legal Proceedings	Legal Proceedings

13.	Table of Contents of the Statement of Additional Information (“SAI”)	Table of Contents of the Statement of Additional Information (“SAI”)

14.	Cover Page of SAI	Cover Page of SAI

15.	Table of Contents of SAI	Table of Contents of SAI

16.	General Information and History	General Information and History

17.	Investment Objective and Policies	Investment Objective and Policies

18.	Management	Management

19.	Control Persons and Principal Holders of Securities	Control Persons and Principal Holders of Securities

20.	Investment Advisory and Other Services	Investment Advisory and Other Services

21.	Portfolio Managers	Portfolio Managers

22.	Brokerage Allocation and Other Practices	Brokerage Allocation and Other Practices

23.	Tax Status	Tax Status

24.	Financial Statements	Financial Statements

PART C

The information required to be included in Part C is set forth under the appropriate item, so numbered, in Part C of the Registration Statement.

PART A

Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

Responses to certain Items required to be included in Part A of this Registration Statement are incorporated herein by reference to Amendment No. 3 of the Registration Statement on Form N-2 of Grosvenor Registered Multi-Strategy Fund (TI 1), LLC (the “Feeder Fund” and together with Grosvenor Registered Multi-Strategy Fund (TI 2), LLC and Grosvenor Registered Multi-Strategy Fund (W), LLC, the “Feeder Funds”), as filed with the Securities and Exchange Commission (the “Commission”) on August 15, 2013 (the “Feeder Fund’s Registration Statement”). The board of directors of Grosvenor Registered Multi-Strategy Master Fund, LLC (the “Master Fund”) has executed the Feeder Fund’s Registration Statement.

ITEM 3. FEE TABLE.

The following table illustrates the expenses and fees of the Master Fund that investors can expect to bear.

Annual Expenses (as a percentage of net assets of the Master Fund):
Advisory Fee	1.00%
Other Expenses(1)	0.37%
Acquired Fund Fees and Expenses(2)	3.55%
Total Annual Expenses	4.92%

(1)	Includes the Master Fund’s expenses (other than the Advisory Fee).
(2)	Acquired Fund Fees and Expenses (“AFFE”) are based on historic earnings of the Investment Funds, which may (and which should be expected to) change substantially over time and, therefore, significantly affect the AFFE line item. In addition, the Investment Funds held by the Master Fund will change, which further impacts the calculation of AFFE. Generally, management fees payable to Investment Managers of the Investment Funds will range from 0% to 2.5% (annualized) of the average net asset value of the Master Fund’s investment in such Investment Funds. In addition, most Investment Managers charge incentive compensation based on a percentage of the appreciation of the applicable Investment Fund over a specific performance period. Such percentage typically ranges from 15% to 25% although it is possible that such range may be exceeded for certain Investment Managers. AFFE in the future may be substantially higher or lower because the performance fees paid to some Investment Managers may fluctuate over time. The amounts charged by the underlying Investment Funds are not paid to Grosvenor Capital Management, L.P. (the “Adviser”) and represent the costs incurred indirectly by investing in the Investment Funds. The “Total Annual Expenses” line item disclosed above will differ significantly from the ratio of expenses to average net assets (i.e., the Master Fund’s expense ratio) that is included in the financial statements in the Master Fund’s annual report because (a) the Master Fund’s financial statements will depict the Master Fund’s expenses and (b) the Master Fund’s financial statements will not include the portion of Acquired Fund (Investment Fund) Fees and Expenses that represent costs incurred at the Investment Fund level, as required to be disclosed in the above table.

The purpose of the table below is to assist an investor in understanding the various costs and expenses that an investor in the Master Fund will bear directly or indirectly. For a more complete description of the various fees and expenses of the Master Fund, see the sections entitled “Summary of Fund Expenses” included in the Feeder Fund’s Registration Statement. The example is based on the fees and expenses as set forth in the table above, including the Acquired Fund Fees and Expenses, as set out in the table above and should not be considered a representation of future expenses. Actual expenses may be greater or less than those shown. The rate of return of the Master Fund may be greater or less than the hypothetical 5% return used in the example. A greater rate of return than that used in the example would increase the dollar amount of the investment advisory fee paid by the Master Fund.

Example

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment in the Master Fund, assuming a 5% annual return:	$49	$148	$246	$494

ITEM 8. GENERAL DESCRIPTION OF THE REGISTRANT.

The Master Fund is registered under the 1940 Act as a closed-end, diversified management investment company. The Master Fund is a limited liability company formed under the laws of the State of Delaware on July 8, 2002.

Membership interests in the Master Fund (“Interests”) are being issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of, and/or Regulation D under the Securities Act. Investments in the Master Fund generally may be made only by U.S. and foreign investment companies or other investment vehicles or persons who are “accredited investors,” as defined in Regulation D under the Securities Act. The Master Fund may decline to accept any investment in its discretion. This Registration Statement by itself does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the Securities Act.

Information on the Master Fund’s investment objective, strategies and policies, the kinds of securities in which the Master Fund principally invests, other investment practices of the Master Fund and the risk factors associated with investments in the Master Fund are incorporated herein by reference from the sections entitled “Investment Program,” “Types of Investments and Related Risk Factors,” “Investment Policies and Restrictions” and “Additional Risk Factors,” in the Feeder Fund’s Registration Statement.

ITEM 9. MANAGEMENT

A description of how the business of the Master Fund is managed is incorporated herein by reference from the sections entitled “Investment Program,” “Fees and Expenses,” “Board of Directors,” “The Adviser,” “Portfolio Managers,” “Brokerage,” “Conflicts of Interest,” and “Additional Information” in the Feeder Fund’s Registration Statement. The following list identifies the specific sections of the Feeder Fund’s Registration Statement under which the information required by Item 9 of Form N-2 may be found; each listed section is incorporated herein by reference.

ITEM 9.1(a) “Board of Directors”

ITEM 9.1(b) “The Adviser”

ITEM 9.1(c) “Portfolio Managers” and “Investment Program”

ITEM 9.1(d) “The Adviser”

ITEM 9.1(e) “Additional Information”

ITEM 9.1(f) “Fees and Expenses”

ITEM 9.1(g) “Brokerage” and “Conflicts of Interest”

ITEM 9.2. NON-RESIDENT MANAGERS

Not applicable.

ITEM 9.3 CONTROL PERSONS

See response to Item 19 below. To the extent that any investor is the beneficial owner of more than 25% of the outstanding Interests of the Master Fund, such investor may be deemed to be a “control person” of the Master Fund for purposes of the 1940 Act.

ITEM 10. CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES

ITEM 10.1. CAPITAL STOCK

The Master Fund is organized as a Delaware limited liability company that is treated as a partnership and no provision for the payment of federal, state or local income taxes has been provided by the Master Fund. Each member of the Master Fund is individually required to report on its own tax return its share of the Master Fund’s taxable income or loss. The Master Fund’s Certificate of Formation is incorporated hereto by reference to the Registrant’s Registration Statement on Form N-2 filed with the Commission on December 31, 2002, and is incorporated herein by reference. Additional information in response to this item is incorporated herein by reference from the sections entitled “Distributions” and “Taxes” in the Feeder Fund’s Registration Statement.

ITEM 10.2. LONG-TERM DEBT.

Not applicable.

ITEM 10.3. GENERAL.

Not applicable.

ITEM 10.4. TAXES.

Information on the taxation of the Master Fund is incorporated by reference from the section entitled “Taxes” in the Feeder Fund’s Registration Statement.

ITEM 10.5. OUTSTANDING SECURITIES.

Title of Class	Authorized	Amount of Interests Held by the Master Fund for its Account	Amount of Interests Outstanding as of August 31, 2013
Membership Interests	Unlimited	0 Interests	$516,761,806

ITEM 10.6. SECURITIES RATINGS.

Not applicable.

ITEM 11. DEFAULTS AND ARREARS ON SENIOR SECURITIES.

Not applicable.

ITEM 12. LEGAL PROCEEDINGS.

Not Applicable.

ITEM 13. TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION (“SAI”).

Not applicable.

PART B

ITEM 14. COVER PAGE OF SAI.

Not applicable.

ITEM 15. TABLE OF CONTENTS.

Not applicable.

ITEM 16. GENERAL INFORMATION AND HISTORY.

Not applicable.

ITEM 17. INVESTMENT OBJECTIVES AND POLICIES.

Information in response to this item is incorporated by reference from the sections entitled “Investment Program,” “Types of Investments and Related Risk Factors,” and “Investment Policies and Restrictions,” in the Feeder Fund’s Registration Statement.

ITEM 18. MANAGEMENT.

Information in response to this item is incorporated by reference from the sections entitled “Investment Program,” “Board of Directors,” “The Adviser,” “Investment Advisory Agreement and Management Agreement,” “Conflicts of Interest,” and “Proxy Voting” in the Feeder Fund’s Registration Statement.

ITEM 19. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

The Feeder Funds invest substantially all of their investable assets in the Master Fund and may hold 25% or more of the Master Fund’s Interests.

ITEM 20. INVESTMENT ADVISORY AND OTHER SERVICES.

Information on the investment advisory and other services provided for or on behalf of the Master Fund is incorporated herein by reference from the sections entitled “Board of Directors,” “The Adviser,” “Investment Advisory and Management Agreement,” “Administrator,” and “Additional Information” in the Feeder Fund’s Registration Statement.

ITEM 21. PORTFOLIO MANAGERS.

Information about the Master Fund’s portfolio managers is incorporated by reference from the section entitled “Portfolio Managers” in the Feeder Fund’s Registration Statement.

ITEM 22. BROKERAGE ALLOCATION AND OTHER PRACTICES.

A description of the Master Fund’s brokerage allocation and other practices is incorporated herein by reference from the sections entitled “Brokerage” and “Conflicts of Interest” in the Feeder Fund’s Registration Statement.

ITEM 23. TAX STATUS.

Information on the tax status of the Master Fund is incorporated by reference from the section entitled “Taxes” in the Feeder Fund’s Registration Statement.

ITEM 24. FINANCIAL STATEMENTS.

The Master Fund’s audited financial statements for the period ended March 31, 2013, filed with the Securities and Exchange Commission on June 7, 2013 on Form N-CSR are incorporated herein by reference.

PART C:

OTHER INFORMATION

ITEM 25. FINANCIAL STATEMENTS AND EXHIBITS

(1)	Financial Statements:

Grosvenor Registered Multi-Strategy Master Fund, LLC’s (the “Registrant”) financial statements for the period ended March 31, 2013 are incorporated by reference in Part B.

(2)	Exhibits

	(a)(i)	Certificate of Formation of the Registrant, incorporated herein by reference to the Registrant’s Registration Statement on Form N-2 filed with the Commission on December 31, 2002.

	(a)(ii)	Certificate of Amendment of the Registrant, dated December 24, 2009, filed herewith.

	(b)(i)	Operating Agreement of the Registrant, filed herewith.

	(b)(ii)	Bylaws of the Registrant, filed herewith.

	(c)	Not applicable

	(d)	Refer to Exhibit (b)(i)

	(e)	Not applicable

	(f)	Not applicable

	(g)	Advisory Agreement between the Registrant and Grosvenor Capital Management, L.P. (the “Adviser”), filed herewith.

	(h)	Not applicable

	(i)	Not applicable

	(j)	Custody Agreement, incorporated herein by reference to Grosvenor Registered Multi-Strategy Fund (TI 1), LLC’s Registration Statement on Form N-2 filed with the Commission on June 27, 2013 (the “Feeder Fund’s June 27, 2013 Registration Statement”).

	(k)(i)	Administrative Services Agreement, dated October 1, 2013, filed herewith.

	(k)(ii)	Master/Feeder Agreement between the Registrant and Grosvenor Registered Multi-Strategy Fund (TI 1), LLC, incorporated herein by reference to the Feeder Fund’s June 27, 2013 Registration Statement.

	(k)(iii)	Master/Feeder Agreement between the Registrant and Grosvenor Registered Multi-Strategy Fund (TI 2), LLC, incorporated herein by reference to the Registration Statement on Form N-2 filed with the Commission on June 27, 2013 by Grosvenor Registered Multi-Strategy Fund (TI 2), LLC.

	(k)(iv)	Master/Feeder Agreement between the Registrant and Grosvenor Registered Multi-Strategy Fund (W), LLC, incorporated herein by reference to the Registration Statement on Form N-2 filed with the Commission on June 27, 2013 by Grosvenor Registered Multi-Strategy Fund (W), LLC.

	(l)	Not applicable

	(m)	Not applicable

	(n)	Consent of auditors, filed herewith.

	(o)	Not applicable

(p)	Not applicable

(q)	Not applicable

(r)(i)	Code of Ethics of the Registrant, incorporated by reference to the Feeder Fund’s June 27, 2013 Registration Statement.

(r)(ii)	Code of Ethics of the Adviser, incorporated by reference to the Feeder Fund’s June 27, 2013 Registration Statement.

ITEM 26. MARKETING ARRANGEMENTS

Not applicable.

ITEM 27. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION OF SECURITIES BEING REGISTERED

Not applicable.

ITEM 28. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

Grosvenor Registered Multi-Strategy Fund (TI 1), LLC

Grosvenor Registered Multi-Strategy Fund (TI 2), LLC

Grosvenor Registered Multi-Strategy Fund (W), LLC

ITEM 29. NUMBER OF HOLDERS OF SECURITIES

Record holders of Membership Interests: 4 (as of September 1, 2013)

ITEM 30. INDEMNIFICATION

The Master Fund’s Operating Agreement contains provisions limiting the liability of the Master Fund’s investors and providing for indemnification of the Master Fund’s officers and directors (including their respective executors, heirs, assigns, successors, or other legal representatives) under certain circumstances. The Master Fund hereby undertakes that it will apply the indemnification provision of the Operating Agreement in a manner consistent with Release 40-11330 of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”), so long as the interpretation therein of Sections 17(h) and 17(i) of such Act remains in effect.

The Master Fund, in conjunction with the Adviser and the Master Fund’s board of directors, maintains insurance on behalf of any person who is an independent director, officer, employee, or agent of the Master Fund, against certain liability asserted against him or her and incurred by him or her or arising out of his or her position. The Master Fund will not pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Master Fund itself is not permitted to indemnify.

ITEM 31. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

Grosvenor Capital Management, L.P. is the investment adviser to the Registrant, and its business is incorporated by reference in Part A and Part B of this Registration Statement. Information as to any other businesses, professions, vocations or employments of a substantial nature engaged in by officers of the Adviser during the last two fiscal years is incorporated by reference to Form ADV filed by the Adviser with the SEC under the Investment Advisers Act of 1940, as amended (SEC File No. 801-54965).

ITEM 32. LOCATION OF ACCOUNTS AND RECORDS

The account books and other documents required to be maintained by the Registrant pursuant to Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder will be maintained at the offices of the Adviser and other services providers.

ITEM 33. MANAGEMENT SERVICES

Not applicable.

ITEM 34. UNDERTAKINGS

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, Grosvenor Registered Multi-Strategy Master Fund, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and State of Illinois, on the 13th day of November, 2013.

GROSVENOR REGISTERED MULTI-STRATEGY MASTER FUND, LLC

By:	/s/ Scott J. Lederman
Name: Title:	Scott J. Lederman Chief Executive Officer and President

INDEX TO EXHIBITS

(a)(ii)	Certificate of Amendment of the Registrant, dated December 24, 2009

(b)(i)	Operating Agreement of Grosvenor Registered Multi-Strategy Master Fund, LLC

(b)(ii)	Bylaws of Grosvenor Registered Multi-Strategy Master Fund, LLC

(g)	Advisory Agreement between the Grosvenor Registered Multi-Strategy Master Fund, LLC and Grosvenor Capital Management, L.P.

(k)(i)	Administrative Services Agreement, dated October 1, 2013

(n)	Consent of auditors